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                                                                    Exhibit 23.3

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Easylink Services Corporation:

We consent to the use of our report dated April 11, 2005, except as to Note 2 which is as of December 5, 2005, with respect to the consolidated balance sheet of EasyLink Services Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2004, incorporated herein by reference.

The consolidated financial statements as of December 31, 2004 and for the year then ended have been restated.

Our report dated April 11, 2005, except as to Note 2 which is as of December 5, 2005, contains an explanatory paragraph that states that the Company has a working capital deficiency and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
New York, New York

June 22, 2006